Exhibit 99.1

Mace Security International Reports Financial Results for the Second Quarter and First Six Months of 2006

     MOUNT LAUREL, N.J.--(BUSINESS WIRE)--Aug. 14, 2006--Mace Security International, Inc. ("Mace" or the "Company") (Nasdaq:MACE), a manufacturer of electronic surveillance, security and personal defense products, and an owner and operator of car and truck wash facilities, today announced results for quarter and six months ended June 30, 2006.

     Financial Results - First Half of 2006 compared to First Half of 2005

     Total revenues for the first half of 2006 were $27.9 million compared to $30.7 million for the same period in 2005. The decrease in revenues was primarily due to a decrease in revenues from the Car and Truck Wash Segment of approximately $1.6 million, or 9%, in the first half of 2006 compared to the first half of 2005. Wash and detailing revenues decreased from $13.5 million in the first half of 2005 to $11.8 million in the first half of 2006, a decrease of $1.7 million, or 12%. This decrease was primarily the result of the Company leasing the truck wash operations to a third party, effective January 1, 2006, and a decrease in car wash volumes, most notably in our East Region. Partially offsetting the decline in volume, the Company experienced an increase in average wash and detailing revenue per car to $15.48 in the first half of 2006, from $15.17 in the same period in 2005. Under the Truck Wash leasing arrangement, the Company is paid $9,000 per month, which is reported as income from operating agreements. Revenues for the truck wash were $824,000 in the first half of 2005.
     Revenues within the Security Segment decreased by $1.2 million from the first half of 2005 to the first half of 2006. The decrease in revenues from the Security Segment was principally due to a decrease in consumer direct electronic surveillance and high-end fiber optic camera sales. This decrease was partially offset by the Securetek, Inc. operations, which we acquired in November of 2005 and provided revenues of $914,000 in the six months ended June 30, 2006.
     Gross profit as a percentage of revenues was approximately 23.7% for the first half of 2006 and 27.5% for the first half of 2005. Gross profit percentage for 2006 was comprised of 28.2% for the Security Segment and 20.1% for the Car and Truck Wash Segment while, for 2005 this percentage was comprised of 29.1% for the Security Segment and 26.3% for the Car and Truck Wash Segment. The decrease in the Car and Truck Wash gross profit percentage was a result of an increase in labor costs as a percentage of car wash and detailing revenues from 46.7% in 2005 to 50.7% in 2006, along with increases in workers' compensation claims, car damage claims and other operating costs. The decrease in the Security Segment gross profit percentage was the result of the mix of products sold.
     Selling, general and administrative ("SG&A") expenses for the first half of 2006 increased by $1.9 million over 2005, the increase in SG&A costs is primarily the result of the growth in infrastructure within the Security Segment, which added an additional $387,000 of SG&A costs in 2006; an increase in advertising costs in the car and truck wash services segment; $380,000 related to non-cash charges to compensation expense for share-based compensation under Statement of Financial Accounting Standards ("SFAS") No. 123R; and $1.1 million of legal, consulting and accounting fees relating to the ongoing immigration investigation.
     Operating loss for the first half of 2006 was $3.1 million compared to operating income of $657,000 in the first half of 2005. The operating loss was principally the result of the decrease in Car and Truck Wash Segment gross profit, and the increase in SG&A costs noted above. Additionally, in the first half of 2006, the Company recorded a valuation allowance of $1.1 million against its deferred tax assets. The Company recorded a valuation allowance against its net deferred tax assets as a result of management being unable to conclude that realization of the net deferred income tax asset was more likely than not.
     In February 2006, the Company approved a plan to sell its Arizona car wash region for $19.5 million. Accordingly, the results of operations for this region are shown as discontinued operations for financial reporting purposes. The Arizona car wash region generated income of $398,000 in the first half of 2006 and $186,000 in the same period of 2005.
     The net loss for the first half of 2006 was $2.8 million or $(0.19) per share, as compared to a net income of $450,000, or $0.03 per share for the first half of 2005.

     Financial Results - Second Quarter of 2006 compared to Second Quarter of
2005

     Total revenues for the second quarter of 2006 were $13.6 million compared to $16.0 million for the same period in 2005. The decrease in revenues was primarily due to a decrease in revenues from the Car and Truck Wash Segment of approximately $1.1 million, or 12%, in the second quarter of 2006 compared to the second quarter of 2005. Wash and detailing revenues decreased from $6.8 million in the second quarter of 2005 to $5.7 million in the second quarter of 2006, a decrease of $1.1 million, or 15%. This decrease was primarily the result of the Company's leasing the truck wash operations to a third party effective January 1, 2006, a decrease in car wash volumes, most notably in our East Region, and a decrease in volume from the divesting of one of our car washes in December, 2005 and one in June, 2006. The Company maintained average wash and detailing revenue per car of $15.60 in the second quarter of 2006 as in the second quarter of 2005. Under the Truck Wash leasing arrangement, the Company is paid $9,000 per month, which is reported as income from operating agreements. Revenues for the truck wash were $373,000 in the second quarter of 2005.
     Revenues within the Security Segment decreased by $1.3 million from the second quarter of 2005 to the second quarter of 2006. The decrease in revenues from the Security Segment was principally due to a decrease in consumer direct electronic surveillance and high-end fiber optic camera sales. This decrease was partially offset by the Securetek, Inc. operations, which we acquired in November of 2005 and provided revenues of $420,000 in the three months ended June 30, 2006.
     Gross profit as a percentage of revenues was approximately 21.9% for the second quarter of 2006 and 27.9% for the second quarter of 2005. Gross profit percentage for 2006 was comprised of 26.6% for the Security Segment and 18.3% for the Car and Truck Wash Segment, while 2005 was comprised of 29.9% for the Security Segment and 26.3% for the Car and Truck Wash Segment. The decrease in the Car and Truck Wash gross profit percentage was a result of an increase in labor costs as a percentage of car wash and detailing revenues from 48.2% in 2005 to 53.7% in 2006, along with increases in workers' compensation claims, car damage claims and other operating costs. The decrease in the Security Segment gross profit percentage was the result of the mix of products sold.
     Selling, general and administrative ("SG&A") expenses for the second quarter of 2006 increased by $1.2 million over the same period in 2005. The increase in SG&A costs is primarily the result of the growth in infrastructure within the Security Segment which added an additional $125,000 of SG&A costs in 2006; an increase in advertising costs in the car and truck wash services segment; $120,000 related to non-cash charges to compensation expense for share-based compensation under SFAS 123R; and $896,000 of legal, consulting and accounting fees relating to the ongoing immigration investigation.
     Operating loss for the second quarter of 2006 was $2.2 million as compared to operating income of $487,000 in the second quarter of 2005. The operating loss was principally the result of the decrease in Car and Truck Wash Segment gross profit, and the increase in SG&A costs noted above. In the second quarter of 2006, the Company recorded a valuation allowance of $701,000 against its deferred tax assets. The Company recorded a valuation allowance against its net deferred tax assets as a result of management being unable to conclude that realization of the net deferred income tax asset was more likely than not.
     The net loss for the second quarter of 2006 was $1.9 million or $(0.12) per share, as compared to net income of $439,000, or $0.03 per share, for the second quarter of 2005.
     The Company's net book value was $59.3 million, or $3.88 per share, at June 30, 2006. In addition, Mace had $92.2 million in total assets, including $8.1 million of cash and short-term investments at June 30, 2006.
     As previously disclosed, the Company learned on March 13, 2006 that the United States Attorney for the Eastern District of Pennsylvania is investigating the Company for the alleged hiring of undocumented workers at the Company's car washes. The Company was served with a federal grand jury subpoena seeking certain employment related documents. The Company is in the process of responding to the subpoena. The Company has been informed by the government that it is a subject of the government's investigation. The Company intends to fully cooperate with the investigation.
     Mace Security International, Inc. is a manufacturer of electronic surveillance, security and personal defense products, and an owner and operator of car and truck wash facilities. Additional information about Mace is available at www.mace.com.

     Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace's financial performance and could cause Mace's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading "Risk Factors" in Mace's SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace's annual reports on Form 10-K and quarterly reports on Form 10-Q.


          Mace Security International, Inc. and Subsidiaries
                Consolidated Statements of Operations
        (In thousands, except share and per share information)
                             (Unaudited)

                                           Three Months Ended June 30,
                                           ---------------------------
                                               2006           2005


Revenues
   Car wash and detailing services         $     5,742    $     6,785
   Lube and other automotive services              875            817
   Fuel and merchandise sales                    1,042          1,120
   Security sales                                5,918          7,247
                                           ------------   ------------
                                                13,577         15,969
Cost of revenues
   Car wash and detailing services               4,679          4,857
   Lube and other automotive services              656            591
   Fuel and merchandise sales                      923            984
   Security sales                                4,343          5,078
                                           ------------   ------------
                                                10,601         11,510

Selling, general and administrative
 expenses                                        4,716          3,499
Depreciation and amortization                      490            473
                                           ------------   ------------

Operating (loss) income                         (2,230)           487

Interest expense, net                             (246)          (214)
Other income                                       283            109
Income from operating agreement                     27              -
                                           ------------   ------------
(Loss) income from continuing operations
 before income taxes                            (2,166)           382

Income tax expense                                  39            138
                                           ------------   ------------

(Loss) income from continuing operations        (2,205)           244

Income from discontinued operations, net
 of tax                                    $       326    $       195

                                           ------------   ------------
Net (loss) income                          $    (1,879)   $       439
                                           ============   ============

Per share of common stock (basic and
 diluted):
(Loss) income from continuing operations   $     (0.14)   $      0.02
Income from discontinued operations               0.02           0.01
                                           ------------   ------------
Net (loss) income                          $     (0.12)   $      0.03
                                           ============   ============

Weighted average shares outstanding
   Basic                                    15,274,311     15,271,132
   Diluted                                  15,274,311     15,509,261



          Mace Security International, Inc. and Subsidiaries
                Consolidated Statements of Operations
        (In thousands, except share and per share information)
                             (Unaudited)

                                             Six Months Ended June 30,
                                             -------------------------
                                                 2006         2005


Revenues
   Car wash and detailing services           $    11,846  $    13,476
   Lube and other automotive services              1,675        1,561
   Fuel and merchandise sales                      1,900        2,026
   Security sales                                 12,445       13,612
                                             ------------ ------------
                                                  27,866       30,675
Cost of revenues
   Car wash and detailing services                 9,368        9,606
   Lube and other automotive services              1,273        1,204
   Fuel and merchandise sales                      1,677        1,772
   Security sales                                  8,933        9,657
                                             ------------ ------------
                                                  21,251       22,239

Selling, general and administrative expenses       8,754        6,840
Depreciation and amortization                        943          939
                                             ------------ ------------

Operating (loss) income                           (3,082)         657

Interest expense, net                               (509)        (432)
Other income                                         372          188
Income from operating agreement                       54            -
                                             ------------ ------------
(Loss) income from continuing operations
 before income taxes                              (3,165)         413

Income tax expense                                    78          149
                                             ------------ ------------

(Loss) income from continuing operations          (3,243)         264

Income from discontinued operations, net of
 tax                                         $       398  $       186

                                             ------------ ------------
Net (loss) income                            $    (2,845) $       450
                                             ============ ============

Per share of common stock (basic and
 diluted):
(Loss) income from continuing operations     $     (0.21) $      0.02
Income from discontinued operations                 0.02         0.01
                                             ------------ ------------
Net (loss) income                            $     (0.19) $      0.03
                                             ============ ============

Weighted average shares outstanding
   Basic                                      15,273,600   15,271,132
   Diluted                                    15,273,600   15,582,547


     CONTACT: Mace Security International, Inc.
              Eduardo Nieves, Jr., 954-449-1313
              www.mace.com